Exhibit 10.12

AGREEMENT

BETWEEN:

POSTMEDIA NETWORK INC.

(the “Corporation”)

- and -

SPORT MEDIA ENTERPRISES INC.

(“Sport Media”)

- and -

WAYNE PARRISH

(“Parrish”)

1.	Services/Reporting

1.1	Reporting to the President and Chief Executive Officer and subject to the general direction of the President and Chief Executive Officer and the Special Committee made up of the Executive Vice President, Digital Media; the President National Post and Executive Vice President Eastern Canada and the President; and the Publisher Pacific Newspaper Group and Executive Vice President Western Canada. Sport Media shall have duties and responsibilities consistent with such position as may be assigned by the President and Chief Executive Officer or by the Special Committee from time to time, including management responsibility over the following areas: Business Transformation. Sport Media shall perform all duties in accordance with the charter documents and by-laws of the Corporation, the instructions of the President and Chief Executive Officer, and the Special Committee and all of the Corporation’s policies and codes of conduct, rules and regulations in effect from time to time. In addition to the duties and responsibilities associated with his position, Sport Media shall perform such other duties and responsibilities consistent with the position as may be assigned to him from time to time.

1.2	Sport Media shall provide Wayne Parrish to work approximately 37.5 hours per week for 48 weeks per year to be Chief Transformation Officer and to fulfill the duties set forth in 1.1 personally. Sport Media shall ensure that Wayne Parrish complies with the terms of this Agreement.

1.3	The Corporation acknowledges that Sport Media and Wayne Parrish have other business interests and agrees that they may continue to be involved in other interests so long as those interests do not conflict. This includes working directly or indirectly, anywhere within the Territory of the Corporation, either individually or in partnership, jointly or in conjunction with any other person, firm, association, syndicate, company or corporation, whether as agent, shareholder, employee, consultant, or in any manner whatsoever, engage in, carry on or otherwise be concerned with, be employed by, associated with or in any other manner connected with, or have any interest in, manage, advise, lend money to, guarantee the debts or obligations of, render services or advice to, permit the Sport Media or Parrish name, or any part thereof to be used or employed in connection with, in whole or in part, any business the same or similar to or in competition with that of the Business including but not limited to the following entities: Torstar, Quebecor, Rogers, and Bell Globemedia.

2.	Term

2.1	The term of this Agreement shall be from July 19, 2010 to July 31, 2012. If services continue to be provided beyond that date the provisions of this Agreement shall continue to apply until the parties have signed a new written agreement.

3.	Compensation

3.1	Sport Media’s monthly fee shall be $25.416.67 plus HST. Sport Media shall invoice for its fee. The amount of the fee shall be reviewed annually.

3.2	Sport Media will be eligible for an annual performance bonus, at the sole discretion of the Corporation, to a maximum of up to $150,000.00.

3.3	Sport Media shall be responsible for providing benefits to Wayne Parrish and for making all source deductions as may be required on payments made to him.

3.4	Sport Media will be granted 25,000 stock options after the completion of the first year of this contract, and an additional 25,000 stock options at the completion of the second year of this contract. These grants are subject to compliance with all applicable securities laws and will be governed by the terms of the applicable stock option plan, as amended from time to time.

4.	Expenses

4.1

Sport Media shall be reimbursed $1,200 per month as flat monthly expense amount to compensate for all driving expenses incurred on the Corporation’s business in the Greater Toronto Area. Sport Media shall also be reimbursed for the cost of a cell phone and for all business related charges. Sport Media shall also be re-imbursed for all reasonable travel, promotional, food and business expenses incurred on behalf of the Corporation upon presentation of proper receipts or other proof of expenditure and subject to such reasonable guidelines or limitations provided by the Corporation from time to time, the Corporation shall reimburse Sport Media for all reasonable and necessary expenses actually incurred by Sport Media directly in connection with the business affairs of the

Corporation and the performance of duties above. Sport Media shall comply with such reasonable limitations and reporting requirements with respect to such expenses as the President and Chief Executive Officer and the Board may establish from time to time. Termination

4.2	This Agreement may be terminated under the following conditions:

4.3	Where one party breaches any material term of this Agreement, the other party may elect to terminate the Agreement by advising the other party in writing of that election;

4.4	At any time by mutual agreement; or

4.5	By either party with ninety (90) days written notice provided that the Corporation may elect to pay the monthly compensation otherwise payable in a lump sum in lieu of notice.

4.6	If the Corporation terminates this agreement, Sport Media shall not be entitled to any compensation for termination apart from the payments due hereunder for the relevant notice period. The obligations in sections 6 and 8 herein shall survive the termination of this agreement.

5.	Indemnity

5.1	It is understood and agreed that Sport Media is responsible for any and all income tax consequences and any other statutory remittances and deductions, including any penalties and interest, and costs associated with same relating to the payments made to it hereunder, Sport Media agreeing to indemnify and hold harmless the Corporation from any liability relating thereto.

6.	Non-Assignability

6.1	Sport Media agrees that this contract cannot be assigned to anyone other than Wayne Parrish, either in whole or in part, except with the prior written consent of the Corporation, and that any attempted assignment by Sport Media without such written consent shall be void.

7.	Restrictive Covenants

7.1

Protection of Confidential Information. During the course of this Agreement with the Corporation and following the termination of this Agreement, Sport Media and Parrish shall not, directly or indirectly, in any way use or disclose to any person any Confidential Information except as provided for herein. Sport Media and Parrish agrees and acknowledges that the Confidential Information of the Corporation is the exclusive property of the Corporation to be used exclusively by the Sport Media and Parrish to perform the duties and fulfil obligations to the Corporation and not for any other reason or purpose. Therefore, Sport Media and Parrish agrees to hold all such Confidential Information in trust for the Corporation and Sport Media and Parrish further confirms and acknowledges his fiduciary duty and/or continuing duty of loyalty to use his best efforts to protect the Confidential Information, not to misuse such information, and to protect such Confidential Information from any misuse, misappropriation, harm or interference by others in any manner whatsoever. Sport Media and Parrish agrees to protect the Confidential Information regardless of whether the information was disclosed in verbal, written, electronic, digital, visual or other form, and Sport Media and Parrish hereby agrees to give notice immediately to the Corporation of any unauthorized use or disclosure of Confidential Information of which he becomes aware. Sport Media and Parrish further agrees to assist the Corporation in remedying any such unauthorized use or disclosure of Confidential Information. In the event that Sport Media and Parrish is requested or required to disclose to third parties any Confidential Information or any memoranda, opinions, judgments or recommendations developed from the Confidential Information, Sport Media and Parrish will, prior to disclosing such Confidential Information, provide the Corporation with prompt notice of such request(s) or requirement(s) so that the Corporation may seek appropriate legal protection or waive compliance with the provisions of this Agreement. Sport Media and Parrish will not oppose action by, and will cooperate with the Corporation to obtain legal protection or other reliable assurance that confidential treatment will be accorded the Confidential Information.

7.2	Non-Disparagement. Sport Media and Parrish agrees that they will not at any time, during or after the cessation of this Agreement with the Corporation (howsoever caused), make any statements or comments publicly (including to any current or former employee or business relation of the Corporation or any of its Affiliates or to or likely to come to the attention of any media), which statements or comments which are of a negative nature or that could reasonably be considered to have an adverse impact on the business or reputation of the Corporation or any of Affiliates, their boards of directors, or any of their officers or employees. The foregoing limitation shall not apply to compliance with legal process or subpoena, statements in response to enquiry from a court or regulatory body, statements in direct rebuttal of media stories about Sport Media and/ or Parrish or statements by Sport Media and/ or Parrish in response to an inquiry from the Corporation’s board of directors.

7.3	Corporate Opportunities. Any business opportunities related in any way to the business and affairs of the Corporation or any of its Affiliates which become known to the Sport Media and Parrish during this Agreement hereunder shall be fully disclosed and made available to the Corporation and shall not be appropriated by Sport Media and Parrish under any circumstance without the prior written consent of the Corporation.

7.4

Innovations. Sport Media understands, acknowledges, and agrees that all Innovations which Sport Media and/or Wayne Parrish, solely or jointly with others, conceives, reduces to practice, creates, derives, develops or makes in the course of or in connection with the terms of this Agreement with the Corporation shall belong solely to the Corporation and all such Innovations which constitute works of authorship shall be “works made in the course of the Agreement” pursuant to the Copyright Act. Sport Media shall promptly disclose to the Corporation in writing any and all Innovations, conceived, reduced to practice, created, derived, developed or made in the course of or otherwise in connection with Sport Media and Parrish’s Agreement with the Corporation, whether alone or with others, and whether during regular working hours or through the use of facilities and properties of the Corporation or otherwise which may in any way relate to the business of the Corporation.

7.5	Assignment of Innovations. Sport Media and Parrish hereby assigns and agrees to assign to the Corporation or such other party as the Corporation may designate all of the Sport Media and Parrish’s right, title, and interest (including but not limited to patent rights and copyrights) in and to all Innovations and all related patents, patent applications, copyright and copyright applications, and does hereby waive all moral rights, if any, that Sport Media and Parrish may have therein in favour of the Corporation or such other party as the Corporation may designate and, at the Corporation’s request, Sport Media and Parrish agrees to provide whatever assistance the Corporation (or such other party, as the case may be) may require to register, record, perfect, or otherwise secure the Corporation’s (or such other parties, as the case may be) rights in the Innovations. Sport Media and Parrish hereby irrevocably appoints and designates the Corporation and its duly authorized officers and agents as his agents and attorneys-in-fact to act for and in Sport Media and Parrish’s behalf and instead of Sport Media and Parrish, to execute such documents and to take such actions as the Corporation believes are necessary to effect the foregoing assignment.

7.6	Non-Solicitation. Sport Media and Parrish covenants that they will not without prior written consent of the Corporation) at any time during Agreement with the Corporation nor during the twelve (12) month period following the Date of Termination (regardless of who initiated the termination and whether with or without Just Cause), directly or indirectly, either individually or in partnership, jointly or in conjunction with any other person, firm, association, syndicate, company or corporation, whether as agent, shareholder, employee, consultant, or in any manner whatsoever:

a)	solicit or entice away, or endeavour to solicit or entice away from the Corporation, employ, or otherwise engage (as an employee, independent contractor or otherwise) any person who is employed or engaged by the Corporation as at the Date of Termination or who was so employed or engaged within the twelve (12) month period preceding such date; or

b)	for any purpose competitive with the Business, canvass, solicit or approach for orders, or cause to be canvassed or solicited or approached for orders, or accept any business or patronage from any person or entity who is or which is a customer, client, supplier, licensee or business relation of the Corporation as at the Date of Termination or within the twelve (12) month period preceding such date; or

c)	induce or attempt to induce any customer, client, supplier, licensee or business relationship of the Corporation to cease doing business with the Corporation.

8.	Independent Contractor Status

8.1	Sport Media shall be an independent contractor rendering services to the Corporation only for the purposes and to the extent set forth in this Agreement. Sport Media’s authority is specifically limited to the services to be rendered under this Agreement and as set forth herein. Nothing in this agreement shall be construed as creating an employment relationship between Wayne Parrish and Postmedia Network Inc.; Parrish is an employee of Sport Media. Sport Media and Parrish shall indemnify and save harmless Postmedia Network from and against any and all claims that Parrish is an employee of Postmedia Network.

9.	General

9.1	The failure of either party hereto to enforce at any time or for any period of time the provisions hereof in accordance with its terms shall not be construed to be a waiver of such provisions or of the right of such party thereafter to enforce each and every provision.

9.2	This Agreement contains and constitutes the entire and only agreement between the parties respecting the subject matter hereof, and any representations, terms and conditions relating thereto not incorporated in this Agreement, shall not be binding upon either party. This Agreement wholly cancels, terminates and supersedes any and all previous negotiations, commitments and writings between the parties in connection therewith.

9.3	No change, modification, extension, renewal, ratification, rescission, termination, notice of termination, discharge, abandonment or waiver of this Agreement or any of the provision hereof, nor any representation, promise or condition relating to this Agreement shall be binding upon the Corporation unless made in writing and signed by the President and Chief Executive Officer, Postmedia Network Inc.

9.4	Any notice, direction or other instrument required or permitted to be given to the Corporation hereunder shall be in writing and may be given by mailing the same prepaid registered mail or delivering the same to Postmedia Network Inc. at 1450 Don Mills Rd, Toronto, Ontario, M3B 2X7. Any notice, direction or other instrument required or permitted to be given to Sport Media hereunder shall be in writing and may be given by mailing the same by postage prepaid registered mail or delivering same to: Sport Media Enterprises Inc., 134 Balsam Avenue, Toronto, Ontario, M4E 3C1. Either party may notify the other of any change in its address for service, in which event such new address shall become the address for service. Any notice, direction or other instrument if delivered shall be deemed to have been given or made on the date on which it was delivered, and if mailed shall be deemed to have been given on the fourth business day following the day on which it is mailed.

9.5	If any term, covenant, condition or provision of this Agreement is found by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of the Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated thereby.

9.6	This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable in that Province and shall be treated, in all respects, as an Ontario contract.

IN WITNESS WHEREOF this Agreement has been signed this 21st day of July, 2010, by the parties hereto under seal with effect on the date set out above.

SIGNED, SEALED and DELIVERED in the presence of	}	Postmedia Network Inc.
Per:
/s/ Paul Godfrey
/s/			Paul Godfrey,
Witness			President and Chief Executive Officer
Sport Media Enterprises Inc.

Per:
/s/ Wayne Parrish
Wayne Parrish